EXHIBIT 99.1


FOR IMMEDIATE RELEASE
April 8, 1998

Contact:  Rebecca Rutberg, Startec Global Communications
          Corporation, 301-365-8959 Roberta Feigen,
          Jewish Vocational Services, 301-816-2650

STARTEC GLOBAL COMMUNICATIONS CORPORATION, A BETHESDA, MARYLAND
BASED TELECOMMUNICATIONS COMPANY WINS ONE OF REGION'S MOST
PRESTIGIOUS JOB PLACEMENT AWARDS


(Bethesda, MD)   Startec Global Communications Corporation
(Startec Global) has been honored as an Employer of the Year by the Jewish Vocational Services (JVS) for its outstanding efforts to employ newly arrived immigrants to the United States. Since 1995, Startec Global has partnered with JVS and served as a primary employer of Russian Jewish immigrants in the Washington, DC metropolitan area. Helping people is the cornerstone of the Company according to Startec Global President and CEO Ram Mukunda. "It can be difficult for newly arrived immigrants to find meaningful employment that provides for professional growth," said Mukunda. "Startec takes pride in the fact that many of our multi-lingual speakers who begin with Startec in our Customer Service Department are given the opportunity to grow both professionally and personally. I'm glad that Startec can make a difference in so many people's lives."

When Mukunda created this innovative long distance telephone company nine years ago, he envisioned a company that would serve newly arrived immigrants who call their native countries frequently. To service these diverse communities, Startec Global employs many immigrants who are multi-lingual in order to provide in-language service to its customer base. Startec Global's employees also reflect the cultural diversity of these groups. Current market outreach efforts include the Russian, Israeli, Latin American, Asian Indian, Arabic, Filipino, Polish and Chinese communities.

Startec Global is a facilities-based long distance company whose primary service allows customers to dial a 5-digit access code to connect to its network and its low international and domestic rates. Features include no pre-payment, no switching long distance carriers, and no monthly fees. All of Startec Global's rates are offered 24 hours a day, 7 days a week and all calls are transmitted over Startec Global's high quality fiber-optic
network.   Startec Global is listed on the NASDAQ under the
trading symbol STGC.

JVS, a department of the Jewish Social Service Agency, has served the business community for the past 10 years by providing free of charge to the business community screened, qualified and dependable employees for its job openings. JVS helps unemployed and under employed community members become self-sufficient and productive. JVS has successfully provided career counseling and employment services to more than 6,000 clients in the past decade.

Except for historical information presented herein, the matters presented in this press release are forward-looking statements that involve risks and uncertainties. The Company's future operations and results could differ materially from those reflected herein. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the "Risk Factors" section of the Company's prospectus (SEC File No. 333-32753).